Exhibit 99.1

Reporter: Thanks for being with us Tod.

Reporter: So give us a day in the life here of XL Fleet. What is it that you guys are doing? I know it is all in the hybrid world. What is exciting about the company right now?

Tod: What is the most exciting thing about XL is that we are leading in commercial fleet vehicle electrification in the U.S. and Canada, so we are making the electric powertrains that are going into some of the most popular commercial vehicles. Everything from pickup trucks and delivery vans up to larger shuttle buses, school buses, and even ambulances. Therefore, it is the batteries, motors, inverters, everything that is going into the hybrid powertrain, as well as plug-in hybrid powertrains. We are also going to be introducing all electric solutions in the 2022 timeframe, so what is really exciting is just getting lots of units on the road. We’re putting more units on the road now than any of our competitors and we’ve got some great customers coming back to buy more and we’re really scaling up across the country and have a very low cost installation structure compared to others in the market who are trying to bring new products in.

Reporter: Yeah I want to get to the 2022 comment, but the here and now so people have a better understanding of what it is that you’re doing with commercial and municipal fleets here in North America and I know you have partnerships with the likes of General Motors and others, so feel free to tell us more about that. Are you transforming some of these vehicles into a hybrid way of life? I mean, what is this partnership with GM and what more can we expect going forward with this type of strategy?

Tod: So XL makes the electric powertrain portion of the hybrid and plug-in hybrid vehicles that are available in class two to six, which is kind of your medium duty range vehicles. Almost all of these vehicles are built in a two stage manufacturing process, typically, Ford or GM or Isuzu will make the base vehicle and sometimes it is an incomplete vehicle. It goes to a company that then adds the body for a shuttle bus, the box for a box truck and that is where our system is added as those vehicles are being manufactured. So our systems are added as the vehicles are being built and then they are shipped anywhere in the country, by GM in many cases, to the end customer or the dealer where they then go on to operations in major cities and urban markets across the U.S. and Canada.

Reporter: Where does it stand for people to trade or have a part of XL Fleet in their portfolio? Where do we stand with that?

Tod: We are doing a merger with Pivotal, which trades on the New York Stock Exchange under “PIC”, and that transaction is underway and we are shooting to close that by the end of this year.

Reporter: Yeah, because I know it was for the fourth quarter of this year and it is sort of imminent isn’t it? Do you have a good sense that it is likely to still happen by the end of this year? Are there some hurdles?

Tod: We do think it is likely to be completed before the end of this year. We are going through the standard process of filing S-4s and comments with the SEC and everything is on track.

Reporter: Yeah, so tell me about the 2022 commentary. What was it that you were saying about 2022 that we should pay attention to?

Tod: Well right now we are a leading provider of electrification solutions for commercial fleet vehicles, so most of the units that are going on the road and most of the companies in the U.S. that are starting to buy these types of solutions are primarily working with XL. In 2021, we will have the broadest and lowest cost offering of hybrids and plug-in hybrids, but we are also working on all electric solutions, which will be available for customers in the 2022 timeframe. We also are working on class seven and eight product offerings, so we will be expanding up into the heavy duty a segment, which are some of the larger trucks you see on the road. What is exciting about that is that we then have a very broad presence in commercial fleets, everything from the smaller delivery vehicles and midsize vehicles up to the larger vehicles, as well as having hybrid plug-in and all electric solutions. We are also rolling out XL Grid, which provides comprehensive charging solutions for commercial fleets. That really means that we can provide a comprehensive offering for companies and government agencies that are looking to reduce emissions for their fleet. Transportation in the U.S. is now the number one source of emissions, so there is really a lot of pressure for companies to reduce those emissions and we are actually able to do that now with products that are on the road today as well as the new products that we are bringing to market in the future. Having that full offering is really a unique position compared to others in the industry.

Reporter: Yeah, so you are going from a hybrid model to an all-electric model in the years ahead. China is way ahead of us and it is my understanding they are going to have 25% of their cars in the next few years actually be electric vehicles. We talk about names like NIO, Tesla, Workhorse, and whatever. What I also think is interesting is the price point. How is it that you just touted a good price point for your trucks, right? These are going to be some heavy, long haul trucks. So trucking, getting stuff from Point A to Point B. With a better economy, there is going to be plenty of stuff to be moving around, how do you keep the price point low?

Tod: Well right now, we actually are one of the lowest cost providers in the North American market. Therefore, for U.S. and Canada, our hybrids and plug-in hybrids are much lower costs than a lot of the other solutions on the market. We definitely focus on providing customers with a good total cost of ownership, so we do try to bring products to market where the economics make the most sense. One of the challenging things about commercial fleet is how the vehicles were used in the field has a huge impact on the economic returns for the customer. So even if it is more expensive, if you are saving more money, and if it provides a good financial return, that type of solution can still get deployed at scale. We have over 140 million miles with customers on the road in commercial fleet operations. To put that in perspective, Tesla had about four million miles on the road with customers when they went public. So we have a great data set with our existing customers that we can leverage to bring new technology to market and also put it in the right end use application where the economics makes sense. So we’re very excited, we’re in a great position. Again, we are a first mover; we have gotten great feedback from our customers and our installation partners. Other major players in the industry for example, batteries supply, we now have multiple battery suppliers for our technology. So it is really exciting to be closing on this transaction having plenty of capital to really execute that in scale and extremely rapidly in 2021 and beyond.